(e)(3)
AMENDMENT TO THE
DISTRIBUTION AGREEMENT
     THIS AMENDMENT, dated as of the 27th day of October, 2008, to the Distribution Agreement dated as of November 17, 2006, as amended (the “Agreement”), is entered into by and between Quaker Investment Trust, a Massachusetts trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).
     WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;
     NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the fund names of the Agreement as follows:
Exhibit A (“Exhibit A”) is hereby superseded and replaced with Exhibit A attached hereto.
     The Agreement, as amended, shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

QUAKER INVESTMENT TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Jeffry H. King	By:	/s/ James R. Schoenike

	Jeffry H. King, Sr.		James R. Schoenike
Title:	Chief Executive Officer	Title:	President

(e)(3)
Exhibit A to the Distribution Agreement
Quaker Investment Trust
Separate Series of Quaker Investment Trust

Name of Series	Date Added

Quaker Strategic Growth Fund	November, 2006
Quaker Capital Opportunities Fund	November, 2006
Quaker Biotech Pharma-Healthcare Fund	November, 2006
Quaker Mid-Cap Value Fund	November, 2006
Quaker Small-Cap Value Fund	November, 2006
Quaker Global Tactical Allocation Fund	May, 2008
Quaker Small-Cap Growth Tactical Allocation Fund	August, 2008

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